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                                                                  EXHIBIT 4.3(H)

                                  May 18, 2006

ALLIED HOLDINGS, INC.
160 Clairemont Avenue
Suite 200
Decatur, Georgia 30030
Attention: Chief Financial Officer
Fax No. 404-370-4206

Re: General Electric Capital Corporation; Allied Holdings, Inc.

Dear Ladies and Gentlemen:

     Reference is made to that certain SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, restated, supplemented, or otherwise modified, the "Credit Agreement"), dated as of August 1, 2005, by and among (a) ALLIED HOLDINGS, INC., a Georgia corporation ("Allied Holdings"), and ALLIED SYSTEMS, LTD. (L.P.), a Georgia limited partnership ("Allied Systems, and together with Allied Holdings, "Borrowers" and individually, a "Borrower"); (b) the other Credit Parties signatory hereto; (c) GENERAL ELECTRIC CAPITAL CORPORATION (the "Administrative Agent"), as Administrative Agent, Collateral Agent, Revolver Agent and co-Syndication Agent; (d) MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan A Agent, Term Loan B Agent, co-Syndication Agent, co-Bookrunner and co-Term Loan B Lead Arranger ("Morgan Stanley" or the "Term Loan B Agent"); (e) the other Lenders signatory hereto from time to time (the "Lenders") and (f) GE CAPITAL MARKETS, INC., as co-Revolver Lead Arranger and co-Bookrunner. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

     1. Specified Events of Default. Borrowers acknowledge that as of the date hereof they are and remain in default of the Financial Covenants for Fixed Charge Coverage Ratio, EBITDA and the Leverage Ratio as set forth in Section
6.10 and Annex G, clauses (b), (c) and (d) of the Credit Agreement and as set forth on Schedule A hereto (the "Specified Events of Default").

     2. Extension of Forbearance. (a) In that certain Consent and Fourth Amendment to Credit Agreement and Loan Documents, dated as of April 18, 2006 (the "Amendment"), by and among Borrowers, the Administrative Agent, Morgan Stanley and the Lenders, the Administrative Agent and the Lenders agreed that
(i) the Specified Events of Default would not constitute a Default or an Event of Default for purposes of Section 2.2 of the Credit Agreement and (ii) they would forbear from exercising their remedies under the Credit Agreement and the other Loan Documents (both (i) and (ii), the "Forbearance") until May 18, 2006 with the possibility of an extension of the May 18 date of up to 30 additional days at the sole discretion of the Term Loan B Agent.

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ALLIED HOLDINGS, INC.                                                          2


(b) As of the date hereof, subject to the terms hereof, the Term Loan B Agent agrees to waive the condition set forth in Section 3(f)(ii) of the Amendment and to extend the Forbearance until the earlier of (i) June 1, 2006 or (ii) the occurrence of any default or Event of Default other than the Specified Events of Default (the "Forbearance Extension").

(c) Borrowers acknowledge that as of the date hereof the Specified Events of Default have occurred and are continuing.

(d) Term Loan B Agent's grant of the Forbearance Extension is expressly conditioned on Borrowers' continued good faith participation in discussions related to obtaining at least $20,000,000 of new funding to be provided on a basis junior to the existing Revolving Loans, Term Loan A and Term Loan B on terms and conditions and in form and substance reasonably acceptable to the Term Loan B Agent.

     3. Agent Extension. The Term Loan B Agent, in its sole discretion, may extend the Forbearance for a period of up to an additional 15 days from the June 1 date for an aggregate Forbearance Extension of 30 days as provided for in
Section 3(f) of the Amendment.

     4. Outstanding Obligations. Borrowers acknowledge and agree that as of May 18, 2006, the aggregate outstanding principal amounts of the Revolving Loan, the Term Loan A and the Term Loan B are $56,586,021.41, $20,000,000 and $80,000,000,
respectively, and that such principal amounts, plus interest and fees, are payable pursuant to the Credit Agreement and other Loan Documents without defense, offset, withholding, counterclaim or deduction of any kind.

     5. Reservation of Rights. You are hereby advised that the Term Loan B Agent, the Administrative Agent and the Lenders specifically reserve all of their rights and remedies against Borrowers under the Loan Documents and applicable law with respect to the Specified Events of Default. Neither the Term Loan B Agent nor any Lender shall be deemed to have waived any term or condition of the Credit Agreement or any other Loan Document or, except as specifically set forth herein, to have agreed to a forbearance with respect to any right or remedy which the Term Loan B Agent, Administrative Agent or the Lenders may now have or in the future may have under the Credit Agreement or any other Loan Document, at law, in equity or otherwise, on account of the Specified Events of Default or any other Default or Event of Default. Neither the Term Loan B Agent, the Administrative Agent nor any Lender shall by virtue of any action or omission be deemed to have altered or prejudiced any rights or remedies under or in connection with the Credit Agreement or under or in connection with any Event of Default. All of the terms and conditions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

     6. Miscellaneous. (a) This forbearance letter shall be deemed a Loan Document for all purposes. This forbearance letter reflects the entire understanding of the parties

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ALLIED HOLDINGS, INC.                                                          3


with respect to the matters contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     (b) This forbearance letter may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter. Delivery of an executed counterpart of this forbearance letter by facsimile shall be equally as effective as delivery of an original executed counterpart of this forbearance letter. Any party delivering an executed counterpart of this forbearance letter, also shall deliver an original executed counterpart of this forbearance letter, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this forbearance letter.

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ALLIED HOLDINGS, INC.                                                          4


     This forbearance letter shall be construed under and governed by the laws of the State of New York.

Sincerely,

                                        MORGAN STANLEY SENIOR FUNDING, INC.,
                                        as Term Loan B Agent


                                        By:
                                            ------------------------------------
                                        Name: Jason Colodne
                                        Title: Authorized Signatory

                          [Forbearance Letter Sig Page]

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ALLIED HOLDINGS, INC.                                                          5


                                        Acknowledged and Agreed as of the
                                        date first above written:

                                        BORROWERS

                                        ALLIED HOLDINGS, INC., a
                                        Georgia corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ALLIED SYSTEMS, LTD. (L.P.), a
                                        Georgia limited partnership


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                          [Forbearance Letter Sig Page]

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                                   SCHEDULE A

                           SPECIFIED EVENTS OF DEFAULT

1. Section 6.10 and Annex G, clause (c) of the Credit Agreement. Minimum EBITDA as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was less than $40,535,000,
     $40,350,000 and $38,972,000, respectively.

2. Section 6.10 and Annex G, clause (d) of the Credit Agreement. The Maximum Leverage Ratio as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was greater than 4.4:1.0, 4.7:1.0 and 4.9:1.0, respectively.

3. Section 6.10 and Annex G, clause (b) of the Credit Agreement. The Minimum Fixed Charge Coverage Ratio as of the last day of the 12-month period ended on December 31, 2005 was less than 0.62:1.0.


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